Exhibit 1.1

CENTERPOINT ENERGY RESTORATION BOND COMPANY III, LLC

CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC

$1,193,474,000 Series 2026-A SENIOR SECURED SYSTEM RESTORATION BONDS

UNDERWRITING AGREEMENT

February 18, 2026

To the Representatives named in Schedule I hereto
of the Underwriters named in Schedule II hereto

Ladies and Gentlemen:

1.            Introduction. CenterPoint Energy Restoration Bond Company III, LLC, a Delaware limited liability company (the “Issuer”), proposes to issue and sell $1,193,474,000 aggregate principal amount of its Series 2026-A Senior Secured System Restoration Bonds (the “Bonds”), identified in Schedule I hereto. The Issuer and CenterPoint Energy Houston Electric, LLC, a Texas limited liability company (“CEHE”), hereby confirm their agreement with the several Underwriters (as defined below) as set forth herein.

The term “Underwriters” as used herein shall be deemed to mean the entity or several entities named in Schedule II hereto and any underwriter substituted as provided in Section 7 hereof and the term “Underwriter” shall be deemed to mean any one of such Underwriters. If the entity or entities listed in Schedule I hereto as representatives (the “Representatives”) are the same as the entity or entities listed in Schedule II hereto, then the terms “Underwriters” and “Representatives”, as used herein, shall each be deemed to refer to such entity or entities. All obligations of the Underwriters hereunder are several and not joint. If more than one entity is named in Schedule I hereto, any action under or in respect of this underwriting agreement (“Underwriting Agreement”) may be taken by such entities jointly as the Representatives or by one of the entities acting on behalf of the Representatives and such action will be binding upon all the Underwriters.

2.            Description of the Bonds. The Bonds will be issued pursuant to an indenture to be dated as of February 26, 2026, as supplemented by a series supplement thereto (as so supplemented, the “Indenture”), between the Issuer and U.S. Bank Trust Company, National Association, a national banking association, as indenture trustee (the “Indenture Trustee”), and U.S. Bank National Association, as securities intermediary (the “Securities Intermediary”). The Bonds will be senior secured obligations of the Issuer and will be supported by system restoration property (as more fully described in the Financing Order issued on October 23, 2025 (the “Financing Order”) by the Public Utility Commission of Texas (the “Texas Commission”) relating to the Bonds, the “System Restoration Property”), to be sold to the Issuer by CEHE pursuant to the System Restoration Property Sale Agreement, to be dated on or about February 26, 2026 between CEHE and the Issuer (the “Sale Agreement”). The System Restoration Property securing the Bonds will be serviced pursuant to the System Restoration Property Servicing Agreement, to be dated on or about February 26, 2026 between CEHE, as servicer, and the Issuer, as owner of the System Restoration Property sold to it pursuant to the Sale Agreement (the “Servicing Agreement”).

3.            Representations and Warranties of the Issuer. The Issuer represents and warrants to the several Underwriters that:

(a)            The Bonds have been registered on Form SF-1 pursuant to guidance from the Securities and Exchange Commission (the “Commission”) and in accordance with such guidance the Issuer and the Bonds meet the requirements for the use of Form SF-1 under the Securities Act of 1933, as amended (the “Securities Act”). The Issuer, in its capacity as co-registrant and issuing entity with respect to the Bonds, and CEHE, in its capacity as co-registrant and as sponsor for the Issuer, have filed with the Commission a registration statement on such form on November 18, 2025 (Registration Nos. 333-291629 and 333-291629-01), as amended by Amendment No. 1 thereto dated January 27, 2026, including a prospectus, for the registration under the Securities Act of up to $1,193,474,000 aggregate principal amount of the Bonds. Such registration statement, as amended (“Registration Statement Nos. 333-291629 and 333-291629-01”), has been declared effective by the Commission and no stop order suspending such effectiveness has been issued under the Securities Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Issuer, threatened by the Commission. References herein to the term “Registration Statement” shall be deemed to refer to Registration Statement Nos. 333-291629 and 333-291629-01, including any amendment thereto, and any information in a prospectus as amended or supplemented as of the Effective Date (as defined below), deemed or retroactively deemed to be a part thereof pursuant to Rule 430A under the Securities Act (“Rule 430A”) that has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Applicable Time (as defined below), which the parties agree is the time of the first contract of sale (as used in Rule 159 under the Securities Act) for the Bonds, and shall be considered the “Effective Date” of the Registration Statement relating to the Bonds. Information contained in a form of prospectus (as amended or supplemented as of the Effective Date) that is deemed retroactively to be a part of the Registration Statement pursuant to Rule 430A shall be considered to be included in the Registration Statement as of the time specified in Rule 430A. The final prospectus relating to the Bonds, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, is referred to herein as the “Final Prospectus”, and the most recent preliminary prospectus, dated February 11, 2026, that omitted information to be included upon pricing in a form of prospectus filed with the Commission pursuant to Rule 424(b)(3) under the Securities Act and that was used after the initial effectiveness of the Registration Statement and prior to the Applicable Time is referred to herein as the “Pricing Prospectus”. The Pricing Prospectus and the Issuer Free Writing Prospectuses (as defined below) identified in Section B of Schedule III hereto, considered together with the Intex File (as defined below), are referred to herein as the “Pricing Package”.

(b)            (i) At the earliest time after the filing of the Registration Statement that the Issuer or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the Securities Act) of the Bonds and (ii) at the date hereof, the Issuer was not and is not an “ineligible issuer,” as defined under Rule 405 under the Securities Act.

(c)            At the time the Registration Statement initially became effective, at the time of each amendment (whether by post-effective amendment, incorporated report or form of prospectus) and on the Effective Date relating to the Bonds, the Registration Statement fully complied, and the Final Prospectus, both as of its date and at the Closing Date, and the Indenture, at the Closing Date, will fully comply in all material respects with the applicable provisions of the Securities Act and the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), respectively, and, in each case, the applicable instructions, rules and regulations of the Commission thereunder; the Registration Statement, at each of the aforementioned dates, did not and will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading (except that the scheduled final payment dates, the final maturity dates, the expected average lives and related sensitivity data, proceeds to the Issuer, underwriters’ allocation for each tranche, selling concession, reallowance, discounts, issuance date, the expected amortization schedule and the expected sinking fund schedule described in the Pricing Prospectus were subject to completion or change based on market conditions or pricing-related information that has been omitted from the Pricing Prospectus in accordance with Rule 430A); the Final Prospectus, both as of its date and at the Closing Date, will not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the foregoing representations and warranties in this paragraph (c) shall not apply to statements or omissions made in reliance upon and in conformity with any Underwriter Provided Information as defined in Section 11(b) below or to any statements in or omissions from any Statements of Eligibility on Form T-1 (or amendments thereto) of the Indenture Trustee under the Indenture filed as exhibits to the Registration Statement or to any statements or omissions made in the Registration Statement or the Final Prospectus relating to The Depository Trust Company’s (“DTC”) Book-Entry System that are based solely on information contained in published reports of DTC.

(d)            As of the Applicable Time and, if applicable, on the date of its filing, the Pricing Prospectus and each Issuer Free Writing Prospectus did not include any untrue statement of a material fact or omit (with respect to each Issuer Free Writing Prospectus and the Intex File, when taken together with the Pricing Prospectus) to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (except that the scheduled final payment dates, the final maturity dates, the expected average lives and related sensitivity data, proceeds to the Issuer, underwriters’ allocation for each tranche, selling concession, reallowance, discounts, issuance date, the expected amortization schedule and the expected sinking fund schedule described in the Pricing Prospectus were subject to completion or change based on market conditions or pricing-related information that has been omitted from the Pricing Prospectus in accordance with Rule 430A). The Pricing Package, at the Applicable Time, did not, and at all subsequent times through the completion of the offer and the sale of the Bonds on the Closing Date, will not include, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The two preceding sentences do not apply to statements in or omissions from the Pricing Prospectus, the Pricing Term Sheet (as defined below) or any other Issuer Free Writing Prospectus in reliance upon and in conformity with any Underwriter Provided Information. “Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433(h) under the Securities Act, relating to the Bonds, in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Issuer’s records pursuant to Rule 433(g) under the Securities Act. References to the term “Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405 under the Securities Act. “Intex File” means the files available at the Intex deal titled “xcpter26a.cdi” concerning the characteristics of the Bonds or the System Restoration Property. References to the term “Applicable Time” mean 2:36 PM, Eastern Time, on the date hereof, except that if, subsequent to such Applicable Time, the Issuer, CEHE and the Underwriters have determined that the information contained in the Pricing Prospectus or any Issuer Free Writing Prospectus issued prior to such Applicable Time included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and the Issuer, CEHE and the Underwriters have agreed to terminate the old purchase contracts and have entered into new purchase contracts with purchasers of the Bonds, then “Applicable Time” will refer to the first of such times when such new purchase contracts are entered into. The Issuer represents, warrants and agrees that it has treated and agrees that it will treat each of the free writing prospectuses listed on Schedule III hereto as an Issuer Free Writing Prospectus, and that each such Issuer Free Writing Prospectus has fully complied and will fully comply with the applicable requirements of Rules 164 and 433 under the Securities Act, including timely Commission filing where required, legending and record keeping.

(e)            Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the offer and sale of the Bonds on the Closing Date or until any earlier date that the Issuer or CEHE notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development the result of which is that such Issuer Free Writing Prospectus conflicts or would conflict with the information then contained in the Registration Statement or includes or would include an untrue statement of a material fact or, when considered together with the Pricing Prospectus, omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, (i) CEHE or the Issuer has promptly notified or will promptly notify the Representatives and (ii) CEHE or the Issuer has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission. The foregoing two sentences do not apply to statements in or omissions from any Issuer Free Writing Prospectus in reliance upon and in conformity with any Underwriter Provided Information.

(f)            The Issuer has been duly formed and is validly existing as a limited liability company in good standing under the Delaware Limited Liability Company Act, as amended, with full limited liability company power and authority to execute, deliver and perform its obligations under this Underwriting Agreement, the Bonds, the Sale Agreement, the Servicing Agreement, the Indenture, the amended and restated limited liability company agreement of the Issuer to be dated on or about February 26, 2026 (the “LLC Agreement”), the intercreditor agreement, to be dated on or about February 26, 2026 by and among (i) CEHE, in its individual capacity, as the initial servicer of the series 2025-A system restoration property (the “Series 2025-A System Restoration Charge Servicer”), as the initial servicer of the System Restoration Property (the “Series 2026-A System Restoration Charge Servicer”), and as the collection agent for the benefit of the Series 2025-A System Restoration Charge Servicer and the Series 2026-A System Restoration Charge Servicer, (ii) CenterPoint Energy Restoration Bond Company II, LLC (“Restoration BondCo II”), (iii) U.S. Bank Trust Company, National Association, as the system restoration bond trustee under the Indenture dated as of September 17, 2025 by and among Restoration BondCo II, U.S. Bank Trust Company, National Association and U.S. Bank National Association and as the Indenture Trustee, and (iv) the Issuer (the “Intercreditor Agreement”), the administration agreement to be dated on or about February 26, 2026 between the Issuer and CEHE (the “Administration Agreement”) and the other agreements and instruments contemplated by the Pricing Prospectus (collectively, the “Issuer Documents”) and to own its properties and conduct its business as described in the Registration Statement and the Pricing Prospectus; the Issuer is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except where failure to so qualify or to be in good standing would not have a material adverse effect on the financial condition, business or results of operations (a “Material Adverse Effect”) of the Issuer; the Issuer has not conducted and will conduct no business in the future that would be inconsistent with the description of the Issuer’s business set forth in the Pricing Prospectus; the Issuer is not a party to or bound by any agreement or instrument other than the Issuer Documents and other agreements or instruments incidental to its formation and the Rating Agency Letters (as defined below); the Issuer has no material liabilities or obligations other than those arising out of the transactions contemplated by the Issuer Documents and as described in the Pricing Prospectus; CEHE is the beneficial owner of all of the limited liability company interests of the Issuer; and based on current law, the Issuer is not classified as an association taxable as a corporation for United States federal income tax purposes.

(g)            The issuance and sale of the Bonds by the Issuer, the purchase of the System Restoration Property by the Issuer from CEHE and the consummation of the transactions herein contemplated by the Issuer, and the fulfillment of the terms hereof on the part of the Issuer to be fulfilled, will not result in a breach, violation or constitute a default under (i) the Issuer’s certificate of formation, as amended to date, or the LLC Agreement (collectively, the “Issuer Charter Documents”), (ii) any indenture, mortgage, deed of trust, loan or credit agreement, note, contract, franchise, lease or other agreement or instrument to which the Issuer is a party or (iii) any existing statute or any order, rule or regulation of any court or government agency or body having jurisdiction over the Issuer or any of its properties, except (in the case of clauses (ii) and (iii)) as would not have a Material Adverse Effect on the Issuer.

(h)            This Underwriting Agreement has been duly authorized, executed and delivered by the Issuer, which has the necessary limited liability company power and authority to execute, deliver and perform its obligations under this Underwriting Agreement.

(i)            The Issuer (i) is not in violation of the Issuer Charter Documents, (ii) is not in default and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any agreement, indenture, mortgage, loan agreement or instrument to which it is a party or by which it is bound or to which any of the property or assets of CEHE or any subsidiary are subject, except for any such defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Issuer, and (iii) is not in violation of any law, ordinance, governmental rule, regulation or court decree to which it or its property may be subject, except for any such violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Issuer.

(j)            The Indenture has been duly authorized by the Issuer, and, on the Closing Date, will have been duly executed and delivered by the Issuer and when executed and delivered by the Indenture Trustee will be a valid and binding instrument, enforceable against the Issuer in accordance with its terms except as enforcement thereof may be limited by laws and principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing) affecting the enforcement of creditors’ rights, including, without limitation, bankruptcy, reorganization, insolvency arrangement, fraudulent transfer or conveyance, moratorium, receivership, assignment for the benefit of creditors laws (collectively, the “Enforceability Exceptions”). On the Closing Date, the Indenture will (i) comply as to form in all material respects with the requirements of the Trust Indenture Act and (ii) conform in all material respects to the description thereof in the Pricing Prospectus and Final Prospectus.

(k)            The Bonds have been duly authorized by the Issuer for issuance and sale to the Underwriters pursuant to this Underwriting Agreement and, when executed by the Issuer and authenticated by the Indenture Trustee in accordance with the Indenture and delivered to the Underwriters against payment therefor in accordance with the terms of this Underwriting Agreement, will constitute valid and binding obligations of the Issuer entitled to the benefits of the Indenture and enforceable against the Issuer in accordance with their terms, except as the enforceability thereof may be limited by the Enforceability Exceptions, and the Bonds conform in all material respects to the description thereof in the Pricing Prospectus and Final Prospectus. The Issuer has all requisite limited liability company power and authority to issue, sell and deliver the Bonds in accordance with and upon the terms and conditions set forth in this Underwriting Agreement and in the Pricing Prospectus and Final Prospectus.

(l)            There are no legal or governmental actions, suits or proceedings pending or, to the Issuer’s knowledge, threatened (i) against the Issuer or (ii) of which has as the subject thereof any property owned or leased by the Issuer, except for such actions, suits or proceedings that, if determined adversely to the Issuer, would not reasonably be expected to result in a Material Adverse Effect on the Issuer or materially adversely affect the consummation of the offering of the Bonds.

(m)            Other than any necessary action of the Texas Commission, any filings required under Subchapter I of Chapter 36 and Subchapter G of Chapter 39 of the Texas Public Utility Regulatory Act, as codified in Title II of the Texas Utilities Code (collectively, the “Securitization Act”), or the Financing Order or as otherwise set forth or contemplated in the Pricing Prospectus, including the filing of the issuance advice letter and certification contemplated by Ordering Paragraph 5 of the Financing Order, no approval, authorization, consent or order of any public board or body (except such as have been already obtained and other than in connection or in compliance with the provisions of applicable blue-sky laws or securities laws of any state, as to which the Issuer makes no representations or warranties), is legally required for the issuance and sale by the Issuer of the Bonds.

(n)            The Issuer is not, and, after giving effect to the sale and issuance of the Bonds and the application of the proceeds thereof as described in the Pricing Prospectus, will not be an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”).

(o)            The Issuer will rely on an exclusion or exemption from the definition of “investment company” under the 1940 Act under Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the Issuer. The Issuer is not a “covered fund” for purposes of regulations adopted to implement Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(p)            The nationally recognized accounting firm which has performed certain procedures with respect to certain statistical and structural information contained in the Pricing Prospectus and the Final Prospectus, are independent public accountants.

(q)            Each of the Sale Agreement, the Servicing Agreement, the Intercreditor Agreement, the Administration Agreement and LLC Agreement will have been prior to the Closing Date duly authorized by the Issuer and, when executed and delivered by the Issuer and the other parties thereto, will constitute a valid and legally binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.

(r)            The Issuer has complied with the written representations, acknowledgements and covenants (the “17g-5 Representations”) relating to compliance with Rule 17g-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), set forth in the (i) undertaking letter, dated as of October 17, 2025, by CEHE to Moody’s (as defined below) and (ii) undertaking letter, dated October 20, 2025, by CEHE to S&P (as defined below, and together with Moody’s, the “Rating Agencies”) and the Issuer (collectively, the “Rating Agency Letters”), other than (x) any noncompliance of the 17g-5 Representations that would not have a material adverse effect on the rating of the Bonds or the Bonds or (y) any noncompliance arising from the breach by an Underwriter of the representations and warranties and covenants set forth in Section 13 hereof.

(s)            The Issuer will comply, and has complied, in all material respects, with its diligence and disclosure obligations in respect to the Bonds under Rule 193 of the Securities Act and Items 1111(a)(7) and 1111(a)(8) of Regulation AB.

(t)            The Bonds are not subject to the risk retention requirements imposed by Section 15G of the Exchange Act.

4.            Representations and Warranties of CEHE. CEHE represents and warrants to the several Underwriters that:

(a)            CEHE, in its capacity as co-registrant and sponsor for the Issuer and with respect to the Bonds, meets the requirements to use Form SF-1 under the Securities Act and has filed with the Commission Registration Statement Nos. 333-291629 and 333-291629-01 for the registration under the Securities Act of up to $1,193,474,000 aggregate principal amount of the Bonds. Registration Statement Nos. 333-291629 and 333-291629-01 have been declared effective by the Commission and no stop order suspending such effectiveness has been issued under the Securities Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of CEHE, threatened by the Commission.

(b)            (i) At the earliest time after the filing of the Registration Statement that the Issuer or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the Securities Act) of the Bonds and (ii) at the date hereof, CEHE was not and is not an “ineligible issuer,” as defined in Rule 405 under the Securities Act.

(c)            At the time the Registration Statement initially became effective, at the time of each amendment (whether by post-effective amendment, incorporated report or form of prospectus) and on the Effective Date relating to the Bonds, the Registration Statement fully complied, and the Final Prospectus, both as of its date and at the Closing Date, and the Indenture, at the Closing Date, will fully comply in all material respects with the applicable requirements of the Securities Act and the Trust Indenture Act, respectively, and, in each case, the applicable instructions, rules and regulations of the Commission thereunder; the Registration Statement, at each of the aforementioned dates, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (except that the scheduled final payment dates, the final maturity dates, the expected average lives and related sensitivity data, proceeds to the Issuer, underwriters’ allocation for each tranche, selling concession, reallowance, discounts, issuance date, the expected amortization schedule and the expected sinking fund schedule described in the Pricing Prospectus were subject to completion or change based on market conditions or pricing-related information that has been omitted from the Pricing Prospectus in accordance with Rule 430A); the Final Prospectus, both as of its date and at and at the Closing Date, will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that the foregoing representations and warranties in this paragraph (c) shall not apply to statements or omissions made in reliance upon and in conformity with any Underwriter Provided Information or to any statements in or omissions from any Statement of Eligibility on Form T-1, or amendments thereto, of the Indenture Trustee under the Indenture filed as exhibits to the Registration Statement or to any statements or omissions made in the Registration Statement or the Final Prospectus relating to DTC’s Book-Entry System that are based solely on information contained in published reports of DTC.

(d)            As of the Applicable Time and, if applicable, on the date of its filing, the Pricing Prospectus and each Issuer Free Writing Prospectus did not include any untrue statement of a material fact or omit (with respect to each Issuer Free Writing Prospectus and the Intex File, when taken together with the Pricing Prospectus) to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (except that the scheduled final payment dates, the final maturity dates, the expected average lives and related sensitivity data, proceeds to the Issuer, underwriters’ allocation for each tranche, selling concession, reallowance, discounts, issuance date, the expected amortization schedule and the expected sinking fund schedule described in the Pricing Prospectus were subject to completion or change based on market conditions or pricing-related information that has been omitted from the Pricing Prospectus in accordance with Rule 430A). The Pricing Package, at the Applicable Time, did not, and at all subsequent times through the completion of the offer and the sale of the Bonds on the Closing Date, will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The two preceding sentences do not apply to statements in or omissions from the Pricing Prospectus, the Pricing Term Sheet or any other Issuer Free Writing Prospectus in reliance upon and in conformity with any Underwriter Provided Information. CEHE represents, warrants and agrees that it has treated and agrees that it will treat each of the free writing prospectuses listed on Schedule III hereto as an Issuer Free Writing Prospectus, and that each such Issuer Free Writing Prospectus has fully complied and will fully comply with the applicable requirements of Rules 164 and 433 under the Securities Act, including timely Commission filing where required, legending and record keeping.

(e)            Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the offer and sale of the Bonds on the Closing Date or until any earlier date that the Issuer or CEHE notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development the result of which is that such Issuer Free Writing Prospectus conflicts or would conflict with the information then contained in the Registration Statement or includes or would include an untrue statement of a material fact or, when considered together with the Pricing Prospectus, omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, (i) CEHE or the Issuer has promptly notified or will promptly notify the Representatives and (ii) CEHE or the Issuer has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission. The foregoing two sentences do not apply to statements in or omissions from any Issuer Free Writing Prospectus in reliance upon and in conformity with any Underwriter Provided Information.

(f)            CEHE has been duly formed and is validly existing as a limited liability company in good standing under the laws of the jurisdiction of its formation, has the limited liability company power and authority to own, lease and operate its properties and to conduct its business as presently conducted and as set forth in or contemplated by the Pricing Prospectus, except where the failure to be in good standing would not have a Material Adverse Effect on CEHE and its subsidiaries considered as a whole, and has all requisite power and authority to sell System Restoration Property as described in the Pricing Prospectus and to otherwise perform its obligations under any Issuer Document to which it is a party. CEHE is the beneficial owner of all of the limited liability company interests of the Issuer.

(g)            CEHE has no significant subsidiaries within the meaning of Rule 1-02(w) of Regulation S-X.

(h)            The transfer by CEHE of all of its rights and interests under the Financing Order relating to the Bonds to the Issuer as provided in the Sale Agreement, the execution, delivery and compliance by CEHE with all of the provisions of the Issuer Documents to which CEHE is a party, and the consummation of the transactions herein contemplated by CEHE, and the fulfillment of the terms hereof on the part of CEHE to be fulfilled, will not result in (i) a breach of any of the terms or provisions of, or constitute a default under, CEHE’s Restated Certificate of Formation or Amended and Restated Limited Liability Company Agreement (collectively, the “CEHE Charter Documents”), or (ii) a breach of any of the terms of, or constitute a default under, any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other agreement or instrument to which CEHE is now a party, except, in the case of clause (ii), as would not have a Material Adverse Effect on CEHE and its subsidiaries considered as a whole.

(i)            This Underwriting Agreement has been duly authorized, executed and delivered by CEHE, which has the necessary limited liability company power and authority to execute, deliver and perform its obligations under this Underwriting Agreement.

(j)            CEHE (i) is not in violation of the CEHE Charter Documents, (ii) is not in default and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties is subject, except for any such defaults that would not, individually or in the aggregate, have a Material Adverse Effect on CEHE and its subsidiaries considered as a whole, or (iii) is not in violation of any law, ordinance, governmental rule, regulation or court decree to which it or its property may be subject, except for any such violations that would not, individually or in the aggregate, have a Material Adverse Effect on CEHE and its subsidiaries considered as a whole.

(k)            There are no legal or governmental actions, suits or proceedings pending or, to CEHE’s knowledge, threatened (i) against CEHE or (ii) of which has as the subject thereof any property owned or leased by CEHE, except for such actions, suits or proceedings that, if determined adversely to CEHE, would not reasonably be expected to (x) be material to the holders of the Bonds or (y) materially adversely affect the consummation of the offering of the Bonds.

(l)            The operations of CEHE and its subsidiaries are and, since January 1, 2006, have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving CEHE or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of CEHE, threatened.

(m)            Neither CEHE nor any of its subsidiaries, nor, to the knowledge of CEHE, any manager, officer, agent, employee or affiliate of CEHE or any of its subsidiaries is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and CEHE will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(n)            Other than any necessary action of the Texas Commission, any filings required under the Securitization Act or the Financing Order or as otherwise set forth or contemplated in the Pricing Prospectus including the filing of the issuance advice letter and certification contemplated by Ordering Paragraph 5 of the Financing Order, no approval, authorization, consent or order of any public board or body (except such as have been already obtained and other than in connection or in compliance with the provisions of applicable blue-sky laws or securities laws of any state, as to which CEHE makes no representations or warranties), is legally required for the issuance and sale by the Issuer of the Bonds.

(o)            CEHE is not and after giving effect to the sale and issuance of the Bonds, neither CEHE nor the Issuer will be, an “investment company” within the meaning of the 1940 Act.

(p)            Relying on an exclusion or exemption from the definition of “investment company” under the 1940 Act and Rule 3a-7 under the Investment Company Act, although additional exclusions or exemptions may be available, the Issuer is not a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(q)            Each of the Sale Agreement, the Servicing Agreement, the Intercreditor Agreement and the Administration Agreement will have been prior to the Closing Date duly and validly authorized by CEHE and, when executed and delivered by CEHE and the other parties thereto, will constitute a valid and legally binding obligation of CEHE, enforceable against CEHE in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.

(r)            There are no Texas transfer taxes related to the transfer of the System Restoration Property or the issuance and sale of the Bonds to the Underwriters pursuant to this Underwriting Agreement required to be paid at or prior to the Closing Date by CEHE or the Issuer.

(s)            The nationally recognized accounting firm referenced in Section 3(p) and Section 9(s) is a firm of independent public accountants with respect to CEHE as required by the Securities Act and the rules and regulations of the Commission thereunder.

(t)            CEHE, in its capacity as sponsor with the respect to the Bonds, has caused the Issuer to comply with the 17g-5 Representations, other than (x) any noncompliance of the 17g-5 Representations that would not have a material adverse effect on the rating of the Bonds or the Bonds or (y) any noncompliance arising from the breach by an Underwriter of the representations and warranties and covenants set forth in Section 13 hereof.

(u)            CEHE will comply, and has complied, in all material respects, with its diligence and disclosure obligations in respect to the Bonds under Rule 193 of the Securities Act and Items 1111(a)(7) and 1111(a)(8) of Regulation AB.

(v)            The Bonds are not subject to the risk retention requirements imposed by Section 15G of the Exchange Act.

5.            Investor Communications.

(a)            The Issuer and CEHE represent and agree that, unless they obtain the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Issuer and CEHE and the Representatives, it has not made and will not make any offer relating to the Bonds that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” required to be filed by the Issuer or CEHE, as applicable, with the Commission or retained by the Issuer or CEHE, as applicable, under Rule 433 under the Securities Act; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Pricing Term Sheet and each other Free Writing Prospectus identified in Schedule III hereto.

(b)            CEHE and the Issuer (or the Representatives at the direction of the Issuer) will prepare a final pricing term sheet relating to the Bonds to be dated February 18, 2026 (the “Pricing Term Sheet”), containing only information that describes the final pricing terms of the Bonds and otherwise in a form consented to by the Representatives. The Issuer and CEHE will file the Pricing Term Sheet within the period required by Rule 433(d)(5)(ii) under the Securities Act following the date such final pricing terms have been established for all classes of the offering of the Bonds. The Pricing Term Sheet is an Issuer Free Writing Prospectus for purposes of this Underwriting Agreement.

(c)            Each Underwriter may provide to investors one or more of the Free Writing Prospectuses, including the Pricing Term Sheet, and such other Written Communications (as defined herein), subject to the following conditions:

(i)            An Underwriter shall not convey or deliver any Written Communication to any person or entity in connection with the initial offering of the Bonds, unless such Written Communication (A) constitutes a prospectus satisfying the requirements of Rule 430A under the Securities Act or (B)(i) is made in reliance on Rule 134 under the Securities Act, is an Issuer Free Writing Prospectus listed on Schedule III hereto or is an Underwriter Free Writing Prospectus (as defined below) and (ii) such Written Communication is preceded or accompanied by a prospectus satisfying the requirements of Section 10(a) of the Securities Act. “Written Communication” has the same meaning as that term is defined in Rule 405 under the Securities Act.

(ii)            An “Underwriter Free Writing Prospectus” means any free writing prospectus that contains only preliminary or final terms of the Bonds and is not required to be filed by CEHE or the Issuer pursuant to Rule 433 under the Securities Act and that contains information substantially the same as the information contained in the Pricing Prospectus or Pricing Term Sheet (including, without limitation, (i) the class, size, rating, price, CUSIPs, coupon, yield, spread, benchmark, status and/or legal maturity date of the Bonds, the weighted average life, expected first and final scheduled payment dates, trade date, settlement date, transaction parties, credit enhancement, logistical details related to the location and timing of access to the roadshow, ERISA eligibility, legal investment status and payment window of one or more tranches of Bonds and (ii) a column or other entry showing the status of the subscriptions for the Bonds, both for the Bonds as a whole and for each Underwriter’s retention, and/or expected pricing parameters of the Bonds).

(iii)            Each Underwriter shall comply with all applicable laws and regulations in connection with the use of Free Writing Prospectuses and the Pricing Term Sheet, including but not limited to Rules 164 and 433 under the Securities Act.

(iv)            All Free Writing Prospectuses provided to investors, whether or not filed with the Commission, shall bear a legend including substantially the following statement:

CenterPoint Energy Restoration Bond Company III, LLC (the “Issuing Entity”) and CenterPoint Energy Houston Electric, LLC (“CEHE”) have filed a registration statement (including a prospectus) with the Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuing Entity and CEHE have filed with the Commission for more complete information about the Issuing Entity and CEHE and the offering. You may get these documents for free by visiting EDGAR on the Commission’s web site at www.sec.gov. Alternatively, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, by calling J.P. Morgan Securities LLC toll-free at 1-800-408-1016, by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or by calling BofA Securities Inc. at 1-800-294-1322 or by email at dg.prospectus_requests@bofa.com.

(v)            The Issuer and the Representatives shall have the right to require additional specific legends or notations to appear on any Free Writing Prospectus, the right to require changes regarding the use of terminology and the right to determine the types of information appearing therein with the approval of, in the case of the Issuer, the Representatives and, in the case of the Representatives, the Issuer (which in either case shall not be unreasonably withheld).

(vi)            Each Underwriter covenants with the Issuer and CEHE that after the Final Prospectus is available such Underwriter shall not distribute any written information concerning the Bonds to an investor unless such information is preceded or accompanied by the Final Prospectus or by notice to the investor that the Final Prospectus is available for free by visiting EDGAR on the Commission’s website at www.sec.gov.

(vii)            Each Underwriter covenants that if an Underwriter shall use an Underwriter Free Writing Prospectus that contains information in addition to (x) “issuer information”, including information with respect to CEHE, as defined in Rule 433(h)(2) under the Securities Act or (y) the information in the Pricing Package, the liability arising from its use of such additional information shall be the sole responsibility of the Underwriter using such Underwriting Free Writing Prospectus unless the Underwriter Free Writing Prospectus (or any information contained therein) was consented to in advance by CEHE; provided, however, that, for the avoidance of doubt, this clause (vii) shall not be interpreted as tantamount to the indemnification obligations contained in Section 11(b) hereof.

(viii)            No Underwriter shall be responsible for any errors or omissions in an Underwriter Free Writing Prospectus to the extent that such error or omission related to or was derived from any information provided by the Issuer or CEHE.

6.            Purchase and Sale. On the basis of the representations and warranties herein contained, and subject to the terms and conditions herein set forth, the Issuer shall sell to each of the Underwriters, and each Underwriter shall purchase from the Issuer, at the time and place herein specified, severally and not jointly, at the purchase price set forth in Schedule I hereto, the principal amount of the Bonds set forth opposite such Underwriter’s name in Schedule II hereto. The Underwriters agree to make a public offering of the Bonds. The Issuer shall pay (in the form of a discount to the principal amount of the offered Bonds) to the Underwriters a commission equal to $4,773,896.

7.            Time and Place of Closing; Substitution of Underwriters. Delivery of the Bonds against payment of the aggregate purchase price therefor by wire transfer in federal funds shall be made at the place, on the date and at the time specified in Schedule I hereto, or at such other place, time and date as shall be agreed upon in writing by the Issuer and the Representatives. The hour and date of such delivery and payment are herein called the “Closing Date”. The Bonds shall be delivered to DTC or to U.S. Bank National Association, as custodian for DTC, in fully registered global form registered in the name of Cede & Co., for the respective accounts specified by the Representatives not later than the close of business on the business day preceding the Closing Date or such other time as may be agreed upon by the Representatives. The Issuer agrees to make the Bonds available to the Representatives for checking purposes not later than 1:00 P.M. New York Time on the last business day preceding the Closing Date at the place specified for delivery of the Bonds in Schedule I hereto, or at such other place as the Issuer may specify.

If any Underwriter shall fail or refuse to purchase and pay for the aggregate principal amount of Bonds that such Underwriter has agreed to purchase and pay for hereunder, the Issuer shall immediately give notice to the other Underwriters of the default of such Underwriter, and the other Underwriters shall have the right within 24 hours after the receipt of such notice to determine to purchase, or to procure one or more others, who are members of the Financial Industry Regulatory Authority (“FINRA”) (or, if not members of FINRA, who are not eligible for membership in FINRA and who agree (i) to make no sales within the United States, its territories or its possessions or to persons who are citizens thereof or residents therein and (ii) in making sales to comply with FINRA’s Conduct Rules) and satisfactory to the Issuer, to purchase, upon the terms herein set forth, the aggregate principal amount of Bonds that the defaulting Underwriter had agreed to purchase. If any non-defaulting Underwriter or Underwriters shall determine to exercise such right, such Underwriter or Underwriters shall give written notice to the Issuer of the determination in that regard within 24 hours after receipt of notice of any such default, and thereupon the Closing Date shall be postponed for such period, not exceeding three business days, as the Issuer shall determine. If in the event of such a default no non-defaulting Underwriter shall give such notice, then this Underwriting Agreement may be terminated by the Issuer, upon like notice given to the non-defaulting Underwriters, within a further period of 24 hours. If in such case the Issuer shall not elect to terminate this Underwriting Agreement it shall have the right, irrespective of such default:

(a)            to require each non-defaulting Underwriter to purchase and pay for the respective aggregate principal amount of Bonds that it had agreed to purchase hereunder as hereinabove provided and, in addition, the aggregate principal amount of Bonds that the defaulting Underwriter shall have so failed to purchase up to an aggregate principal amount of Bonds equal to one-ninth (1/9) of the aggregate principal amount of Bonds that such non-defaulting Underwriter has otherwise agreed to purchase hereunder, and/or

(b)            to procure one or more persons, reasonably acceptable to the Representatives, who are members of FINRA (or, if not members of FINRA, who are not eligible for membership in FINRA and who agree (i) to make no sales within the United States, its territories or its possessions or to persons who are citizens thereof or residents therein and (ii) in making sales to comply with FINRA’s Conduct Rules), to purchase, upon the terms herein set forth, either all or a part of the aggregate principal amount of Bonds that such defaulting Underwriter had agreed to purchase or that portion thereof that the remaining Underwriters shall not be obligated to purchase pursuant to the foregoing clause (a).

In the event the Issuer shall exercise its rights under (a) and/or (b) above, the Issuer shall give written notice thereof to the non-defaulting Underwriters within such further period of 24 hours, and thereupon the Closing Date shall be postponed for such period, not exceeding three business days, as the Issuer shall determine.

In the computation of any period of 24 hours referred to in this Section 7, there shall be excluded a period of 24 hours in respect of each Saturday, Sunday or legal holiday that would otherwise be included in such period of time.

Any action taken by the Issuer or CEHE under this Section 7 shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Underwriting Agreement. Termination of this Underwriting Agreement pursuant to Section 7 shall be without any liability on the part of the Issuer, CEHE or any non-defaulting Underwriter, except as otherwise provided in Sections 8(a)(vi) and 11 hereof.

8.            Covenants.

(a)            Covenants of the Issuer. The Issuer covenants and agrees with the several Underwriters that:

(i)            The Issuer will upon request promptly deliver to the Representatives and Counsel for the Underwriters (as defined below) a conformed copy of the Registration Statement, certified by an officer of the Issuer to be in the form as originally filed and all amendments thereto.

(ii)            The Issuer will deliver to the Underwriters, as soon as practicable after the date hereof, as many copies of the Pricing Prospectus and Final Prospectus as they may reasonably request.

(iii)            The Issuer will cause or has caused the Final Prospectus to be filed with the Commission pursuant to Rule 424 under the Securities Act as soon as practicable and will advise the Underwriters of any stop order suspending the effectiveness of the Registration Statement or preventing the use of the Registration Statement, or the institution of any proceeding therefor of which the Issuer shall have received notice. The Issuer will use its reasonable best efforts to prevent the issuance of any such stop order and, if issued, to obtain as soon as possible the withdrawal thereof. The Issuer has complied and will comply with Rule 433 and Rule 163B under the Securities Act in connection with the offering of the Bonds.

(iv)            If, during such period of time (not exceeding nine months) after the Final Prospectus has been filed with the Commission pursuant to Rule 424 under the Securities Act as in the opinion of Counsel for the Underwriters a prospectus covering the Bonds is required by law to be delivered in connection with sales by an Underwriter or dealer (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), any event relating to or affecting the Issuer, the Bonds or the System Restoration Property or of which the Issuer shall be advised in writing by the Representatives shall occur that in the Issuer’s reasonable judgment after consultation with Counsel for the Underwriters should be set forth in a supplement to, or an amendment of the Pricing Package or the Final Prospectus in order to make the Pricing Package or the Final Prospectus not misleading in the light of the circumstances when it is delivered to a purchaser (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), the Issuer will, at its expense, amend or supplement the Pricing Package or the Final Prospectus by either (A) preparing and furnishing to the Underwriters at the Issuer’s expense a reasonable number of copies of a supplement or supplements or an amendment or amendments to the Pricing Package or the Final Prospectus or (B) making an appropriate filing pursuant to Section 13 or Section 15 of the Exchange Act, which will supplement or amend the Pricing Package or the Final Prospectus so that, as supplemented or amended, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances when the Pricing Package or the Final Prospectus is delivered to a purchaser (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), not misleading; provided that should such event relate solely to the activities of any of the Underwriters, then such Underwriters shall assume the expense of preparing and furnishing any such amendment or supplement. The Issuer will also fulfill its obligations set out in Section 3(e) above. The Issuer will advise the Underwriters promptly in writing when any supplement to the Pricing Package, the Final Prospectus or any amendment to the Final Prospectus has been filed or distributed.

(v)            The Issuer will furnish such proper information as may be lawfully required and otherwise cooperate in qualifying the Bonds for offer and sale under the blue-sky laws of the states of the United States as the Representatives may designate; provided that the Issuer shall not be required to qualify as a foreign limited liability company or dealer in securities, to file any consents to service of process under the laws of any jurisdiction, or meet any other requirements deemed by the Issuer to be unduly burdensome.

(vi)            The Issuer or CEHE will, except as herein provided, pay or cause to be paid all expenses and taxes (except transfer taxes) in connection with (i) the preparation and filing by it of the Registration Statement, Pricing Prospectus and Final Prospectus (including any amendments and supplements thereto) and any Issuer Free Writing Prospectuses, (ii) the issuance and delivery of the Bonds as provided in Section 7 hereof (including, without limitation, certain reasonable fees and disbursements of Counsel for the Underwriters and all trustee, rating agency and Texas Commission advisor fees), (iii) the qualification of the Bonds under blue-sky laws (including counsel fees not to exceed $15,000), and (iv) the printing and delivery to the Underwriters of reasonable quantities of the Registration Statement and, except as provided in Section 8(a)(iv) hereof, of the Pricing Package and Final Prospectus. If the obligation of the Underwriters to purchase the Bonds terminates in accordance with the provisions of Sections 7 (but excluding terminations arising thereunder out of an Underwriter default), 9, 10 or 12 hereof, the Issuer or CEHE (i) will reimburse the Underwriters for the reasonable fees and disbursements of Counsel for the Underwriters, and (ii) will reimburse the Underwriters for their reasonable out-of-pocket expenses, such out-of-pocket expenses in an aggregate amount not exceeding $200,000, incurred in contemplation of the performance of this Underwriting Agreement. The Issuer shall not in any event be liable to any of the several Underwriters for damages on account of loss of anticipated profits.

(vii)            During the period from the date of this Underwriting Agreement to the date that is five days after the Closing Date, the Issuer will not, without the prior written consent of the Representatives, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any asset-backed securities (other than the Bonds).

(viii)            To the extent, if any, that any rating necessary to satisfy the condition set forth in Section 9(w) of this Underwriting Agreement is conditioned upon the furnishing of documents or the taking of other actions by the Issuer on or after the Closing Date, the Issuer shall furnish such documents and take such other actions.

(ix)            For a period from the date of this Underwriting Agreement until the retirement of the Bonds or until such time as the Underwriters shall cease to maintain a secondary market in the Bonds, whichever occurs first, the Issuer shall file with the Commission, and to the extent permitted by and consistent with the Issuer’s obligations under applicable law, make available on the website associated with the Issuer’s parent, such periodic reports, if any, as are required (without regard to the number of holders of Bonds to the extent permitted by and consistent with the Issuer’s obligations under applicable law) from time to time under Section 13 or Section 15(d) of the Exchange Act; provided that the Issuer shall not voluntarily suspend or terminate its filing obligations with the Commission unless permitted under applicable law and the terms of the Issuer Documents. The Issuer shall also, to the extent permitted by and consistent with the Issuer’s obligations under applicable law, include in the periodic and other reports to be filed with the Commission as provided above or posted on the website associated with the Issuer’s parent, such information as required by Section 3.07(g) of the Indenture with respect to the Bonds. To the extent that the Issuer’s obligations are terminated or limited by an amendment to Section 3.07(g) of the Indenture, or otherwise, such obligations shall be correspondingly terminated or limited hereunder.

(x)            The Issuer and CEHE will not file any amendment to the Registration Statement or amendment or supplement to the Final Prospectus or amendment or supplement to the Pricing Package during the period when a prospectus relating to the Bonds is required to be delivered under the Securities Act, without prior notice to the Underwriters, or to which Hunton Andrews Kurth LLP, who are acting as counsel for the Underwriters (“Counsel for the Underwriters”), shall reasonably object by written notice to CEHE and the Issuer.

(xi)            So long as any of the Bonds are outstanding, the Issuer will furnish to the Representatives, if and to the extent not posted on EDGAR or on the Issuer or its affiliate’s website, (A) as soon as available, a copy of each report of the Issuer filed with the Commission under the Exchange Act or mailed to the holders of the System Restoration Bonds (to the extent such reports are not publicly available on the Commission’s website), (B) upon request, a copy of any filings with the Texas Commission pursuant to the Financing Order including, but not limited to, any issuance advice letter or any semi-annual, interim or quarterly true-up adjustment filings, and (C) from time to time, any information concerning the Issuer as the Representatives may reasonably request.

(xii)            So long as the Bonds are rated by any Rating Agency, the Issuer will comply with the 17g-5 Representations, other than (x) any noncompliance of the 17g-5 Representations that would not have a material adverse effect on the rating of the Bonds or the Bonds or (y) any noncompliance arising from the breach by an Underwriter of the representations and warranties and covenants set forth in Section 13 hereof.

(b)            Covenants of CEHE. CEHE covenants and agrees with the several Underwriters that, to the extent that the Issuer has not already performed such act pursuant to Section 8(a):

(i)            To the extent permitted by applicable law and the agreements and instruments that bind CEHE, CEHE will use its reasonable best efforts to cause the Issuer to comply with the covenants set forth in Section 8(a) hereof.

(ii)            CEHE will use its reasonable best efforts to prevent the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or preventing the use of the Registration Statement, and, if issued, to obtain as soon as possible the withdrawal thereof.

(iii)            If, during such period of time (not exceeding nine months) after the Final Prospectus has been filed with the Commission pursuant to Rule 424 under the Securities Act as in the opinion of Counsel for the Underwriters a prospectus covering the Bonds is required by law to be delivered in connection with sales by an Underwriter or dealer (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), any event relating to or affecting CEHE, the Bonds or the System Restoration Property or of which CEHE shall be advised in writing by the Representatives shall occur that in CEHE’s reasonable judgment after consultation with Counsel for the Underwriters should be set forth in a supplement to, or an amendment of, the Pricing Package or the Final Prospectus in order to make the Pricing Package or the Final Prospectus not misleading in the light of the circumstances when it is delivered to a purchaser (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), CEHE will cause the Issuer, at CEHE’s or the Issuer’s expense, to amend or supplement the Pricing Package or the Final Prospectus by either (A) preparing and furnishing to the Underwriters at CEHE’s or the Issuer’s expense a reasonable number of copies of a supplement or supplements or an amendment or amendments to the Pricing Package or the Final Prospectus or (B) causing the Issuer to make an appropriate filing pursuant to Section 13 or Section 15 of the Exchange Act, which will supplement or amend the Pricing Package or the Final Prospectus so that, as supplemented or amended, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances when the Pricing Package or the Final Prospectus is delivered to a purchaser (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), not misleading; provided that should such event relate solely to the activities of any of the Underwriters, then such Underwriters shall assume the expense of preparing and furnishing any such amendment or supplement. CEHE will also fulfill its obligations set out in Section 4(e). CEHE will cause Issuer to advise the Underwriters promptly in writing when any supplement to the Pricing Package, the Final Prospectus, or any amendment to the Final Prospectus has been filed or distributed.

(iv)            To the extent not paid by the Issuer pursuant to Section 8(a)(vi) hereof, CEHE will, except as herein provided, pay or cause to be paid all expenses and taxes (except transfer taxes) in connection with (i) the preparation and filing by it of the Registration Statement, Pricing Prospectus and Final Prospectus (including any amendments and supplements thereto) and any Issuer Free Writing Prospectuses, (ii) the issuance and delivery of the Bonds as provided in Section 7 hereof (including, without limitation, certain reasonable fees and disbursements of Counsel for the Underwriters and all trustee, rating agency and Texas Commission advisor fees), (iii) the qualification of the Bonds under blue-sky laws (including counsel fees not to exceed $15,000), (iv) the printing and delivery to the Underwriters of reasonable quantities of the Registration Statement and, except as provided in Section 8(a)(iv) hereof, of the Pricing Package and Final Prospectus. If the obligation of the Underwriters to purchase the Bonds terminates in accordance with the provisions of Sections 7 (but excluding terminations arising thereunder out of an Underwriter default), 9, 10 or 12 hereof, CEHE, to the extent not paid by the Issuer pursuant to Section 8(a)(vi), (i) will reimburse the Underwriters for the reasonable fees and disbursements of Counsel for the Underwriters, and (ii) will reimburse the Underwriters for their reasonable out-of-pocket expenses, such out-of-pocket expenses in an aggregate amount not exceeding $200,000, less any amounts paid by the Issuer pursuant to Section 8(a)(vi), incurred in contemplation of the performance of this Underwriting Agreement. CEHE shall not in any event be liable to any of the several Underwriters for damages on account of loss of anticipated profits.

(v)            During the period from the date of this Underwriting Agreement to the date that is five days after the Closing Date, CEHE will not, without the prior written consent of the Representatives, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any asset-backed securities (other than the Bonds).

(vi)            CEHE will cause the proceeds for the issuance and sale of the Bonds to be applied for the purposes described in the Pricing Prospectus.

(vii)            As soon as practicable, but not later than 16 months, after the date hereof, CEHE will make generally available (by posting on its website or otherwise) to its security holders, an earnings statement (which need not be audited) that will satisfy the provisions of Section 11(a) of the Securities Act.

(viii)            To the extent, if any, that any rating necessary to satisfy the condition set forth in Section 9(w) of this Underwriting Agreement is conditioned upon the furnishing of documents or the taking of other actions by CEHE on or after the Closing Date, CEHE shall furnish such documents and take such other actions.

(ix)            The initial System Restoration Charge will be calculated in accordance with the Financing Order.

(x)            CEHE will not file any amendment to the Registration Statement or amendment or supplement to the Final Prospectus or amendment or supplement to the Pricing Package during the period when a prospectus relating to the Bonds is required to be delivered under the Securities Act, without prior notice to the Underwriters or to which Counsel for the Underwriters shall reasonably object by written notice to CEHE.

(xi)            So long as any of the Bonds are outstanding, CEHE, in its capacity as sponsor with respect to the Bonds, will cause the Issuer to furnish to the Representatives, if and to the extent not posted on EDGAR or CEHE or its affiliate’s website, (A) upon request, a copy of any filings with the Texas Commission pursuant to the Financing Order including, but not limited to any issuance advice letter, any semi-annual, interim or quarterly true-up adjustment filings, and (B) from time to time, any public financial information in respect of CEHE, or any material information regarding the System Restoration Property to the extent it is reasonably available concerning the Issuer as the Representatives may reasonably request.

(xii)            So long as the Bonds are rated by a Rating Agency, CEHE, in its capacity as sponsor with respect to the Bonds, will cause the Issuer to comply with the 17g-5 Representations, other than (x) any noncompliance of the 17g-5 Representations that would not have a material adverse effect on the rating of the Bonds or the Bonds or (y) any noncompliance arising from the breach by an Underwriter of the representations and warranties and covenants set forth in Section 13 hereof.

9.            Conditions to the Obligations of the Underwriters. The obligations of the Underwriters to purchase the Bonds shall be subject to the accuracy of the representations and warranties on the part of the Issuer and CEHE contained in this Underwriting Agreement, on the part of CEHE contained in Article III of the Sale Agreement, and on the part of CEHE contained in Section 6.01 of the Servicing Agreement as of the Closing Date, to the accuracy of the statements of the Issuer and CEHE made in any certificates pursuant to the provisions hereof, to the performance by the Issuer and CEHE of their obligations hereunder, and to the following additional conditions:

(a)            The Final Prospectus shall have been filed with the Commission pursuant to Rule 424 under the Securities Act prior to 5:30 P.M., New York time, on the second business day after the date of this Underwriting Agreement. In addition, all material required to be filed by the Issuer or CEHE pursuant to Rule 433(d) under the Securities Act that was prepared by either of them or that was prepared by any Underwriter and timely provided to the Issuer or CEHE shall have been filed with the Commission within the applicable time period prescribed for such filing by such Rule 433(d) under the Securities Act.

(b)            No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for that purpose shall be pending before, or threatened by, the Commission on the Closing Date; and the Underwriters shall have received one or more certificates, dated the Closing Date and signed by an officer of CEHE and the Issuer, as appropriate, to the effect that no such stop order is in effect and that no proceedings for such purpose are pending before, or to the knowledge of CEHE or the Issuer, as the case may be, threatened by, the Commission.

(c)            Hunton Andrews Kurth LLP, as Counsel for the Underwriters, shall have furnished to the Representatives their written opinion, dated the Closing Date, with respect to the issuance and sale of the Bonds, the Indenture, the other Issuer Documents, the Registration Statement and other related matters and a written letter, dated the Closing Date, regarding negative assurance; and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters.

(d)            Richards, Layton & Finger, P.A., Delaware counsel for the Issuer, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, regarding the filing of a voluntary bankruptcy petition.

(e)            Richards, Layton & Finger, P.A., Delaware counsel for the Issuer, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, regarding certain Delaware Uniform Commercial Code matters.

(f)            Richards, Layton & Finger, P.A., Delaware counsel for the Issuer, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, regarding other corporate matters.

(g)            Baker Botts L.L.P., counsel for the Issuer and CEHE, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, regarding securities laws and other matters, including with regards to negative assurance.

(h)            Baker Botts L.L.P., counsel for the Issuer and CEHE, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, regarding certain bankruptcy and creditors rights issues relating to the Issuer.

(i)            Baker Botts L.L.P., counsel for the Issuer and CEHE, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, as to certain Federal tax matters.

(j)            Baker Botts L.L.P., counsel for the Issuer and CEHE, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, as to certain Federal constitutional matters and certain Texas constitutional matters relating to the System Restoration Property.

(k)            Baker Botts L.L.P., counsel for the Issuer and CEHE, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, with respect to additional corporate and creditors rights matters relating to the Issuer.

(l)            Baker Botts L.L.P., counsel for the Issuer and CEHE, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, regarding certain Texas regulatory issues.

(m)            Baker Botts L.L.P., counsel for CEHE and the Issuer, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, with respect to the characterization of the transfer of the System Restoration Property by CEHE to the Issuer as a “true sale” for Texas law purposes.

(n)            Baker Botts L.L.P., counsel for CEHE and the Issuer, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, regarding various issues, including enforceability, certain Texas regulatory law matters, including security interest creation, perfection and priority issues under the Securitization Act and the Texas Uniform Commercial Code.

(o)            Emmet Marvin & Martin, LLP, counsel for the Indenture Trustee, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, regarding certain matters relating to the Indenture.

(p)            Baker Botts L.L.P., counsel for the Issuer and CEHE, shall have furnished to the Representatives their written opinion, dated the Closing Date, in form and substance reasonably satisfactory to the Representatives, to the effect that the System Restoration Property is not subject to the lien of CEHE’s Mortgage and Deed of Trust, dated as of November 1, 1944.

(q)            Baker Botts L.L.P., counsel for the Issuer and CEHE, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, regarding the consequences of the abolishment of the PUCT or the repeal of the Securitization Act by operation of the Texas Sunset Act.

(r)            Monica Karuturi, Executive Vice President and General Counsel of CEHE, shall have furnished to the Representatives her written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, with respect to certain limited liability company matters relating to CEHE.

(s)            On or before the date of this Underwriting Agreement and on or before the Closing Date, a nationally recognized accounting firm reasonably acceptable to the Representatives shall have furnished to the Representatives one or more reports regarding certain calculations and computations relating to the Bonds, in form or substance reasonably satisfactory to the Representatives, in each case in respect of which the Representatives shall have made specific requests therefor and shall have provided acknowledgment or similar letters to such firm reasonably necessary in order for such firm to issue such reports.

(t)            Subsequent to the respective dates as of which information is given in each of the Registration Statement, the Pricing Prospectus and the Final Prospectus, there shall not have been any change specified in the letters required by subsection (x) of this Section 9 which is, in the judgment of the Representatives, so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Bonds as contemplated by the Registration Statement and the Final Prospectus.

(u)            The LLC Agreement, the Administration Agreement, the Intercreditor Agreement, the Sale Agreement, the Servicing Agreement and the Indenture and any amendment or supplement to any of the foregoing shall have been executed and delivered.

(v)            Since the respective dates as of which information is given in each of the Registration Statement and in the Pricing Prospectus and as of the Closing Date there shall have been no (i) material adverse change in the business, property or financial condition of CEHE and its subsidiaries, taken as a whole, whether or not in the ordinary course of business, or of the Issuer or (ii) adverse development concerning the business or assets of CEHE and its subsidiaries, taken as a whole, or of the Issuer, which would be reasonably likely to result in a material adverse change in the prospective business, property or financial condition of CEHE and its subsidiaries, taken as a whole, whether or not in the ordinary course of business, or of the Issuer, or (iii) development which would be reasonably likely to result in a material adverse change in the System Restoration Property, the Bonds or the Financing Order.

(w)            At the Closing Date, (i) the Bonds shall be rated at least the ratings set forth in the Pricing Term Sheet by Moody’s Investors Service, Inc. (“Moody’s”) and S&P Global Ratings, a division of S&P Global Inc. (“S&P”), respectively, and the Issuer shall have delivered to the Underwriters a letter from each such rating agency, or other evidence satisfactory to the Underwriters, confirming that the Bonds have such ratings, and (ii) none of Moody’s and S&P shall have, since the date of this Underwriting Agreement, downgraded or publicly announced that it has under surveillance or review, with possible negative implications, its ratings of the Bonds.

(x)            The Issuer and CEHE shall have furnished or caused to be furnished to the Representatives at the Closing Date certificates of officers of CEHE and the Issuer, reasonably satisfactory to the Representatives, as to the accuracy of the representations and warranties of the Issuer and CEHE herein, in the Sale Agreement, the Servicing Agreement and the Indenture at and as of the Closing Date, as to the performance by the Issuer and CEHE of all of their obligations hereunder to be performed at or prior to such Closing Date, as to the matters set forth in subsections (b) and (v) of this Section and as to such other matters as the Representatives may reasonably request.

(y)            An issuance advice letter, in a form consistent with the provisions of the Financing Order, shall have been filed with the Texas Commission and shall have become effective and the certification contemplated by Ordering Paragraph 5 of the Financing Order shall have been filed with the Texas Commission.

(z)            On or prior to the Closing Date, the Issuer shall have delivered to the Representatives evidence, in form and substance reasonably satisfactory to the Representatives, that appropriate filings have been or are being made in accordance with the Securitization Act, the Financing Order and other applicable law reflecting the grant of a security interest by the Issuer in the collateral relating to the Bonds to the Indenture Trustee, including the filing of the requisite financing statements in the Uniform Commercial Code records of the office of the Secretary of State of the State of Texas.

(aa)      On or prior to the Closing Date, CEHE shall have funded the capital subaccount of the Issuer with cash in an amount equal to $5,967,370.

(bb)      The Issuer and CEHE shall have furnished or caused to be furnished or agree to furnish to the Rating Agencies at the Closing Date such opinions and certificates as the Rating Agencies shall have reasonably requested prior to the Closing Date.

(cc)      On or prior to the Closing Date, the Issuer shall have delivered to the Representatives evidence, in form and substance reasonably satisfactory to the Representatives, of (i) a certificate that attaches a true, correct and complete copy of the Financing Order and certifies such copy to be the act and deed of the Texas Commission and (ii) a certificate that states the Financing Order has not been altered, rescinded, amended, modified, revoked or supplemented as of the Closing Date.

Any opinion letters delivered on the Closing Date to the Rating Agencies beyond those being delivered to the Underwriters above shall either (x) include the Underwriters as addressees or (y) be accompanied by reliance letters addressed to the Underwriters referencing such letters.

If any of the conditions specified in this Section 9 shall not have been fulfilled when and as provided in this Underwriting Agreement, or if any of the opinion letters and certificates mentioned above or elsewhere in this Underwriting Agreement shall not be in all material respects reasonably satisfactory in form and substance to the Representatives and Counsel for the Underwriters, all obligations of the Underwriters hereunder may be canceled at, or at any time prior to, the Closing Date by the Representatives. Notice of such cancellation shall be given to the Issuer in writing or by telephone or facsimile confirmed in writing.

10.            Conditions of Issuer’s Obligations. The obligation of the Issuer to deliver the Bonds shall be subject to the conditions that no stop order suspending the effectiveness of the Registration Statement shall be in effect at the Closing Date and no proceeding for that purpose shall be pending before, or threatened by, the Commission at the Closing Date and the issuance advice letter described in Section 9(y) shall have become effective. In case these conditions shall not have been fulfilled, this Underwriting Agreement may be terminated by the Issuer upon notice thereof to the Underwriters. Any such termination shall be without liability of any party to any other party except as otherwise provided in Sections 8(a)(vi) and 11 hereof.

11.            Indemnification and Contribution.

(a)            CEHE and the Issuer, jointly and severally, agree to indemnify and hold harmless each Underwriter, its affiliates, the directors and officers of each Underwriter and each person, if any, who controls each Underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, liabilities or expenses (including the reasonable cost of investigating and defending against any claims therefor and counsel fees incurred in connection therewith as such expenses are incurred), joint or several, which may be based upon either the Securities Act, or the Exchange Act, or any other statute or at common law, on the ground or alleged ground that the Registration Statement (or any amendment or supplement thereto), the Pricing Prospectus, the Free Writing Prospectuses identified on Schedule III, the Pricing Package, the Final Prospectus, any other Issuer Free Writing Prospectus (or any such document, as from time to time amended, or deemed to be amended, supplemented or modified) or any other information prepared by or on behalf of CEHE or the Issuer and provided to the Underwriters that includes or allegedly includes an untrue statement of material fact or omits or allegedly omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, unless such statement or omission was made in reliance upon, and in conformity with, written information furnished to CEHE or the Issuer by, or through the Representatives on behalf of, any Underwriter specifically for use in the preparation thereof, it being understood and agreed that the only such information consists of the information described as such in subsection (b) below; provided that in no case is CEHE or the Issuer to be liable with respect to any claims made against any Underwriter, or any such affiliate, director, officer or controlling person unless such Underwriter or such affiliate, director, officer or controlling person shall have notified CEHE or the Issuer in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Underwriter or such affiliate, director, officer or controlling person, but failure to notify CEHE or the Issuer of any such claim (i) shall not relieve CEHE or the Issuer from liability under this paragraph unless and to the extent CEHE or the Issuer did not otherwise learn of such claim and such failure results in the forfeiture by CEHE or the Issuer of substantial rights and defenses and (ii) shall not relieve CEHE or the Issuer from any liability which it may have to such Underwriter or such affiliate, director, officer or controlling person otherwise than on account of the indemnity agreement contained in this paragraph.

Each of CEHE and the Issuer will be entitled to participate at its own expense in the defense, or, if it so elect, to assume the defense of any suit brought to enforce any such liability, but, if CEHE or the Issuer elect to assume the defense, such defense shall be conducted by counsel chosen by it; provided, however, that such counsel shall be reasonably satisfactory to the Underwriters. In the event that CEHE and the Issuer elect to assume the defense of any such suit and retains such counsel, the Underwriter or Underwriters or affiliate or affiliates, director or directors, officer or officers controlling person or persons, defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) CEHE and the Issuer shall have specifically authorized the retaining of such counsel or (ii) the parties to such suit include the Underwriter or Underwriters or affiliate or affiliates, director or directors, officer or officers or controlling person or persons and the Underwriter or Underwriters or affiliate or affiliates, director or directors, officer or officers or controlling person or persons and CEHE and the Issuer have been advised by such counsel that one or more legal defenses may be available to it or them which may not be available to CEHE or the Issuer, in which case CEHE and the Issuer shall not be entitled to assume the defense of such suit on behalf of such Underwriter or Underwriters or affiliate or affiliates, director or directors, officer or officers or controlling person or persons, notwithstanding their obligation to bear the reasonable fees and expenses of such counsel, it being understood, however, that CEHE and the Issuer shall not, in connection with any one such suit or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (and not more than one local counsel in each jurisdiction) at any time for all such Underwriter or Underwriters or affiliate or affiliates director or directors, officer or officers or controlling person or persons, which firm shall be designated in writing by the Representatives. Neither CEHE nor the Issuer shall be liable to indemnify any person for any settlement of any such claim effected without CEHE’s or the Issuer’s, as the case may be, prior written consent, which consent shall not be unreasonably withheld. Neither CEHE nor the Issuer shall, without the prior written consent of the Underwriter or Underwriters or affiliate or affiliates, director or directors, officer or officers or controlling person or persons, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any Underwriter or affiliate, director, officer or controlling person is or could have been a party and indemnity was or could have been sought hereunder by such Underwriter or affiliate, director, officer or controlling person, unless such settlement, compromise or consent (x) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and (y) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Underwriter or affiliate, director, officer or controlling person. This indemnity agreement will be in addition to any liability which CEHE and/or the Issuer might otherwise have.

(b)            Each Underwriter agrees severally and not jointly to indemnify and hold harmless CEHE and the Issuer, their managers, each of their officers who have signed the Registration Statement, and each person, if any, who controls CEHE within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, liabilities or expenses (including the reasonable cost of investigating and defending against any claims therefor and counsel fees incurred in connection therewith as such expenses are incurred), joint or several, which may be based upon the Securities Act, or any other statute or at common law, on the ground or alleged ground that the Registration Statement, the Pricing Prospectus, the Free Writing Prospectuses identified on Schedule III, the Pricing Package, the Final Prospectus, any other Issuer Free Writing Prospectus (or any such document, as from time to time amended, or deemed to be amended, supplemented or modified) or any other information prepared by or on behalf of CEHE or the Issuer and provided to the Underwriters includes or allegedly includes an untrue statement of a material fact or omits or allegedly omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon, and in conformity with, written information furnished to CEHE by, or through the Representatives on behalf of, such Underwriter specifically for use in the preparation thereof, it being understood and agreed that the only such information furnished by any Underwriter consists of the Underwriter Provided Information in Schedule IV of this Underwriting Agreement (the “Underwriter Provided Information”), provided that in no case is such Underwriter to be liable with respect to any claims made against CEHE, the Issuer or any such manager, officer or controlling person unless CEHE, the Issuer or any such manager, officer or controlling person shall have notified such Underwriter in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon CEHE, the Issuer or any such manager, officer or controlling person, but failure to notify such Underwriter of any such claim (i) shall not relieve such Underwriter from liability under this paragraph unless and to the extent such Underwriter did not otherwise learn of such action and such failure results in the forfeiture by such Underwriter of substantial rights and defenses and (ii) shall not relieve such Underwriter from any liability which it may have to CEHE, the Issuer or any such manager, officer or controlling person otherwise than on account of the indemnity agreement contained in this paragraph. Such Underwriter will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but, if such Underwriter elects to assume the defense, such defense shall be conducted by counsel chosen by it; provided, however, that such counsel shall be reasonably satisfactory to CEHE and the Issuer. In the event that such Underwriter elects to assume the defense of any such suit and retain such counsel, CEHE, the Issuer or such manager, officer or controlling person, defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) such Underwriter shall have specifically authorized the retaining of such counsel or (ii) the parties to such suit include CEHE, the Issuer or any such manager, officer or controlling person and such Underwriter and CEHE, the Issuer or such manager, officer or controlling person have been advised by such counsel that one or more legal defenses may be available to it or them which may not be available to such Underwriter, in which case such Underwriter shall not be entitled to assume the defense of such suit on behalf of CEHE, the Issuer or such manager, officer or controlling person, notwithstanding its obligation to bear the reasonable fees and expenses of such counsel, it being understood, however, that such Underwriter shall not, in connection with any one such suit or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (and not more than one local counsel in each jurisdiction) at any time for all of CEHE, the Issuer or any such manager, officer or controlling person, which firm shall be designated in writing by CEHE or the Issuer. Such Underwriter shall not be liable to indemnify any person for any settlement of any such claim effected without such Underwriter’s prior written consent, which consent shall not be unreasonably withheld. No Underwriter shall, without the prior written consent of CEHE, the Issuer or any such manager, officer or controlling person, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which CEHE, the Issuer or any such manager, officer or controlling person is or could have been a party and indemnity was or could have been sought hereunder by CEHE, the Issuer or manager, officer or controlling person, unless such settlement, compromise or consent (x) includes an unconditional release of CEHE, the Issuer or manager, officer or controlling person from all liability on claims that are the subject matter of such action, suit or proceeding and (y) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of CEHE, the Issuer or any such manager, officer or controlling person. This indemnity agreement will be in addition to any liability which such Underwriter might otherwise have.

(c)            If the indemnification provided for in this Section 11 is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by CEHE and the Issuer on the one hand and the Underwriters on the other from the offering of the Bonds or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of CEHE and the Issuer on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by CEHE and the Issuer on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by CEHE and the Issuer bear to the total discounts and commissions received by the Underwriters from CEHE and/or the Issuer under this Underwriting Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by CEHE, the Issuer or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (c) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (c). Notwithstanding the provisions of this subsection (c), no Underwriter shall be required to contribute any amount in excess of the amount by which the total underwriting discounts and commissions received by such Underwriter with respect to the offering of the Bonds exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (c) to contribute are several in proportion to their respective purchase obligations and not joint.

12.            Termination. This Underwriting Agreement may be terminated, at any time prior to the Closing Date with respect to the Bonds by the Representatives by written notice to the Issuer if after the date hereof and at or prior to the Closing Date (a) there shall have occurred any general suspension of trading in securities on the New York Stock Exchange (“NYSE”) or there shall have been established by the NYSE, or by the Commission any general limitation on prices for such trading or any general restrictions on the distribution of securities, or a general banking moratorium declared by New York or federal authorities or (b) there shall have occurred any (i) material outbreak or escalation of hostilities (including, without limitation, an act of terrorism) or (ii) declaration by the United States of war or national or international calamity or crisis, including, but not limited to, a material escalation of hostilities or a calamity that existed prior to the date of this Underwriting Agreement or (iii) material adverse change in the financial markets in the United States, and the effect of any such event specified in clause (a) or (b) above on the financial markets of the United States shall be such as to materially and adversely affect, in the reasonable judgment of the Representatives, their ability to proceed with the public offering or the delivery of the Bonds on the terms and in the manner contemplated by the Final Prospectus. Any termination hereof pursuant to this Section 12 shall be without liability of any party to any other party except as otherwise provided in Sections 8(a)(vi) and 11 hereof.

13.            Representations, Warranties and Covenants of the Underwriters. The Underwriters, severally and not jointly, represent, warrant and agree with the Issuer and CEHE that, unless the Underwriters obtained, or will obtain, the prior written consent of the Issuer or CEHE, the Representatives (x) have not delivered, and will not deliver, any Rating Information (as defined below) to any Rating Agency until and unless the Issuer or CEHE advises the Underwriters that such Rating Information is posted to a password-protected website maintained by the servicer pursuant to paragraph (a)(3)(iii)(B) of Rule 17g-5 under the Exchange Act in the same form as it will be provided to such Rating Agency, and (y) have not participated, and will not participate, with any Rating Agency in any oral communication of any Rating Information without the participation of a representative of the Issuer or CEHE. For purposes of this Section 13, “Rating Information” means any information provided to a Rating Agency for the purpose of determining an initial credit rating on the Bonds.

14.            Absence of Fiduciary Relationship. Each of the Issuer and CEHE acknowledges and agrees that the Underwriters are acting solely in the capacity of an arm’s length contractual counterparty to the Issuer and CEHE with respect to the offering of the Bonds contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Issuer or CEHE. Additionally, none of the Underwriters is advising the Issuer or CEHE as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Issuer and CEHE shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Issuer or CEHE with respect thereto. Any review by the Underwriters of the Issuer or CEHE, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Issuer or CEHE.

15.            Notices. All communications hereunder will be in writing and may be given by United States mail, courier service, e-mail, telecopy, telefax or facsimile (confirmed by telephone or in writing in the case of notice by e-mail, telecopy, telefax or facsimile) or any other customary means of communication, and any such communication shall be effective when delivered, or if mailed, three days after deposit in the United States mail with proper postage for ordinary mail prepaid, and if sent to the Representatives, to it at the address specified in Schedule I hereto; and if sent to CEHE, to it at 1111 Louisiana Street, Houston, Texas 77002 Attention: Treasurer, Email: patricia.martin@centerpointenergy.com; and if sent to the Issuer, to it at 1111 Louisiana Street, Suite 4654A, Houston, Texas 77002, Attention: Manager, Email: patricia.martin@centerpoint.com. The parties hereto, by notice to the others, may designate additional or different addresses for subsequent communications.

16.            Successors. This Underwriting Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, managers and directors and controlling persons referred to in Section 11 hereof, and no other person will have any right or obligation hereunder.

17.            Applicable Law.

THIS UNDERWRITING AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS UNDERWRITING AGREEMENT, THE RELATIONSHIPS OF THE PARTIES AND/OR THE INTERPRETATIONS AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW). EACH OF THE PARTIES HERETO HEREBY AGREES TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS UNDERWRITING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

18.            Counterparts. This Underwriting Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument. Delivery of an executed signature page of this Underwriting Agreement by facsimile or any other rapid transmission device designed to produce a written record of the communication transmitted shall be as effective as delivery of a manually executed counterpart thereof.

19.            The words “execution,” “executed,” “signed,” signature,” and words of like import in this Underwriting Agreement or in any other certificate, agreement or document related to this Underwriting Agreement shall include images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

20.            Integration. This Underwriting Agreement supersedes all prior agreements and understandings (whether written or oral) among the Issuer, CEHE and the Underwriters, or any of them, with respect to the subject matter hereof.

21.            Recognition of the U.S. Special Resolution Regimes.

(a)            In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Underwriting Agreement, and any interest and obligation in or under this Underwriting Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Underwriting Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)            In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Underwriting Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Underwriting Agreement were governed by the laws of the United States or a state of the United States.

(c)            Notwithstanding anything to the contrary in this Underwriting Agreement or any other agreement, but subject to the requirements of this Section 21, no party to this Underwriting Agreement shall be permitted to exercise any Default Right against a Covered Entity with respect to this Underwriting Agreement that is related, directly or indirectly, to a BHC Act Affiliate of such party becoming subject to a receivership, insolvency, liquidation, resolution, or similar proceeding (each an “Insolvency Proceeding”), except to the extent the exercise of such Default Right would be permitted under the creditor protection provisions of 12 C.F.R. § 252.84, 12 C.F.R. § 47.5, or 12 C.F.R. § 382.4, as applicable.

(d)            After a BHC Act Affiliate of a Covered Entity has become subject to Insolvency Proceedings, if any party to this Underwriting Agreement seeks to exercise any Default Right against such Covered Entity with respect to this Underwriting Agreement, the party seeking to exercise a Default Right shall have the burden of proof, by clear and convincing evidence, that the exercise of such Default Right is permitted hereunder.

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Rights” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among CEHE, the Issuer and the several Underwriters.

Sincerely,

CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC

By:	/s/ Christopher A. Foster
Name:	Christopher A. Foster
Title:	Executive Vice President and Chief Financial Officer

CENTERPOINT ENERGY RESTORATION BOND COMPANY III, LLC

By:	/s/ Christopher A. Foster
Name:	Christopher A. Foster
Title:	Vice President and Chief Financial Officer

[Signature Page to CEHE Beryl Securitization – Company]

The foregoing Underwriting Agreement is hereby confirmed and accepted by the Representatives on behalf of the Underwriters as of the date specified in Schedule I hereto.

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Steffen Lunde
Name:	Steffen Lunde
Title:	Managing Director

J.P. Morgan securities LLC

By:	/s/ Mark Gilmore
Name:	Mark Gilmore
Title:	Managing Director

Morgan Stanley & Co. LLC

By:	/s/ Kaumudi Atapattu
Name:	Kaumudi Atapattu
Title:	Executive Director

BofA Securities, INC.

By:	/s/ Lauren Burke Kohr
Name:	Lauren Burke Kohr
Title:	Managing Director

[Signature Page to CEHE Beryl Securitization – Underwriters]

SCHEDULE I

Underwriting Agreement dated February 18, 2026

Registration Statement Nos. 333-291629 and 333-291629-01

Representatives: Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and BofA Securities, Inc.

c/o Citigroup Global Markets Inc.

Address:	388 Greenwich Street, Trading - 6th Floor
New York, New York 10013

Attention:	Steffen Lunde

c/o J.P. Morgan Securities LLC

Address:	270 Park Avenue – 4th Floor
New York, New York 10017

Attention:	Mark Gilmore

c/o Morgan Stanley & Co. LLC

Address:	1585 Broadway
New York, New York 10036

Attention:	Kaumudi Atapattu

c/o BofA Securities, Inc.

Address:	One Bryant Park, Floor 11
New York, New York 10036

Attention:	Lauren Burke Kohr

Title, Purchase Price and Description of Bonds:

Title:	CenterPoint Energy Restoration Bond Company III, LLC Series 2026-A Senior Secured System Restoration Bonds,

I-1

	Principal Amount Offered	Interest Rate	Initial Price to Public	Underwriting Discounts and Commissions	Proceeds to Issuer (Before Expenses)
Tranche A-1 Bond	$298,370,000	3.899%	99.99859%	0.400%	$297,172,312.98
Tranche A-2 Bond	$397,825,000	4.480%	99.99442%	0.400%	$396,211,501.37
Tranche A-3 Bond	$497,279,000	4.864%	99.99902%	0.400%	$495,285,010.67

Original Issue Discount (if any):	$31,279

Redemption provisions:	None

Other provisions:	None

Closing Date, Time and Location:	February 26, 2026, 9:00 a.m.; offices of Baker Botts L.L.P., 910 Louisiana Street, Houston, Texas 77002-4995 and simultaneously in the offices of Hunton Andrews Kurth LLP, 200 Park Avenue, New York, New York 10166

I-2

SCHEDULE II

Principal Amount of Bonds to be Purchased

Underwriter	Tranche A-1	Tranche A-2	Tranche A-3
Citigroup Global Markets Inc.	$149,181,000	$198,917,000	$248,638,000
J.P. Morgan Securities LLC	32,821,000	43,760,000	54,701,000
Morgan Stanley & Co. LLC	32,821,000	43,760,000	54,701,000
BofA Securities, Inc.	32,821,000	43,760,000	54,701,000
Mizuho Securities USA LLC	17,903,000	23,869,000	29,837,000
Scotia Capital (USA) Inc.	17,903,000	23,869,000	29,837,000
Loop Capital Markets LLC	7,460,000	9,945,000	12,432,000
Academy Securities, Inc.	7,460,000	9,945,000	12,432,000

Total	$298,370,000	$397,825,000	$497,279,000

II-1

SCHEDULE III

Schedule of Issuer Free Writing Prospectuses

A.            Free Writing Prospectuses not required to be filed

Electronic Road Show, February 11, 2026 through February 18, 2026

Intex File

Information consistent with the Preliminary Prospectus and Final Prospectus included in the Bloomberg pricing message, dated February 18, 2026

B.            Free Writing Prospectuses required to be filed pursuant to Rule 433

Preliminary Term Sheet, dated February 11, 2026

Pricing Term Sheet, dated February 18, 2026

III-1

SCHEDULE IV

Descriptive List of Underwriter Provided Information

A.            Pricing Prospectus

(a) under the heading “PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)” in the Preliminary Prospectus: (i) the paragraph immediately under “The Underwriters’ Sale Price for the System Restoration Bonds”; (ii) the third sentence under the caption “No Assurance as to Resale Price or Resale Liquidity for the System Restoration Bonds”; (iii) the entire first full paragraph under the caption “Various Types of Underwriter Transactions that May Affect the Price of the System Restoration Bonds” (except the last sentence thereof); and (iv) the second sentence of the second full paragraph and the last sentence of the fifth full paragraph under the caption “Various Types of Underwriter Transactions that May Affect the Price of the System Restoration Bonds”; and (b) under the heading “OTHER RISKS ASSOCIATED WITH AN INVESTMENT IN THE SYSTEM RESTORATION BONDS” in the Preliminary Prospectus, the first sentence under the caption “The absence of a secondary market for the system restoration bonds might limit your ability to resell the system restoration bonds.”

B.            Final Prospectus

(a) under the heading “PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)” in the Prospectus: (i) the paragraph immediately under “The Underwriters’ Sale Price for the System Restoration Bonds”; (ii) the third sentence under the caption “No Assurance as to Resale Price or Resale Liquidity for the System Restoration Bonds”; (iii) the entire first full paragraph under the caption “Various Types of Underwriter Transactions that May Affect the Price of the System Restoration Bonds” (except the last sentence thereof); and (iv) the second sentence of the second full paragraph and the last sentence of the fifth full paragraph under the caption “Various Types of Underwriter Transactions that May Affect the Price of the System Restoration Bonds”; and (b) under the heading “OTHER RISKS ASSOCIATED WITH AN INVESTMENT IN THE SYSTEM RESTORATION BONDS” in the Prospectus, the first sentence under the caption “The absence of a secondary market for the system restoration bonds might limit your ability to resell the system restoration bonds.”

IV-1